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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements Form S-3 (Nos. 333-167751, 333-163153, 333-154741 and 333-148954) and Form S-8 (Nos. 333-169129, 333-167758, 333-148955, and 333-135200) of Emergency Medical Services Corporation of our reports dated February 17, 2011, with respect to the consolidated financial statements of Emergency Medical Services Corporation as of and for the year ended December 31, 2010, and the effectiveness of internal control over financial reporting of Emergency Medical Services Corporation as of December 31, 2010, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

Denver, Colorado
February 17, 2011

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  Exhibit 23.1